Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Ventas, Inc. (the Company) on Form S-3 of our report dated February 16, 2011 related to the consolidated financial statements of Atria Senior Living Group, Inc. and subsidiaries as of and for the years ended December 31, 2010 and 2009, appearing in the Current Report on Form 8-K of the Company filed with the U.S. Securities and Exchange Commission on April 11, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

May 19, 2011